U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2008

American Capital, Ltd.
(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code: (301) 951-6122
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.    Entry Into a Material Definitive Agreement.

Amendment to Credit Facility

On September 8, 2008, American Capital, Ltd. ("American Capital" or the "Company") entered into an amendment (the "Sixth Amendment") to its Third Amended and Restated Loan Funding and Servicing Agreement by and among American Capital, as the servicer, ACS Funding Trust I, as the borrower, Wachovia Capital Markets, LLC, as the deal agent, the Lenders and Lender Agents party thereto and Wells Fargo Bank, National Association, as the backup servicer and as the collateral custodian (the "Agreement"). Pursuant to the Sixth Amendment, the total commitment under the facility was reduced from $1.3 billion to $500 million, and the spread above LIBOR on interest on borrowings under the facility increased from 112.5 basis points to 250 basis points. The current lenders under the facility are Variable Funding Capital LLC, Wachovia Bank, National Association, Charta, LLC, Citibank, N.A., Three Pillars Funding LLC and SunTrust Bank. The Company's ability to make draws under the Agreement expires as of September 7, 2009 unless extended prior to such date for an additional 364-day period with the consent of the lenders thereto.

Each of Wachovia Capital Markets, LLC, Citibank, N.A., and SunTrust Bank and/or their affiliates have also performed investment banking and advisory services for the Company from time to time for which they have received customary fees and expenses. In addition, each of Wachovia Capital Markets, LLC, Citibank, N.A. and SunTrust Bank and/or their affiliates, may, from time to time, engage in transactions or perform services for the Company in the ordinary course of their business.

Item 9.01.    Financial Statements and Exhibits.

Exhibit Number	Exhibit

10.1	Amendment No. 6, dated September 8, 2008, to Third Amended and Restated Loan Funding and Serving Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.

Dated: September 12, 2008	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President, General Counsel and Secretary